AIC Asia International Service Corp.

January 8, 2001

Mr. Giovanni Iachelli

Prime Equipment Inc.

Suite No. 1, 2505 Chandler Avenue

Las Vegas, NV

USA 89120

RE: USB/Ethernet Modems

Dear Giovanni:

With respect to our meetings and continued discussion regarding the unique USB/Ethernet Modems Prime offers for sale, we formally express our interest.

We anticipate receipt of the test modems for our evaluation, free of charge. Should the modem meet the needs of our market and our current clientele, we intend to propose it to our subscribers, which currently number 12,000 (Twelve Thousand). At present, we feel 1000 (One Thousand) pieces per month is attainable, should the modem meet the specific needs of AIC clientele. If all goes as anticipated, AIC is poised to order the first lot under irrevocable letter of credit. Please forward at your earliest convenience, the sample modems and shipping details so as to enable us to get started quickly.

Wishing you good fortune on your latest endeavor.

Sincerely,

/S/ ----

AIC Asia International Services Corp.

Head Office: 3707 Wayburne Drive, Burnaby, B.C., Canada V5G3L1

Tel: (604) 708-3899 Fax: (604) 298-5813

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